Exhibit 99.1
NEWS

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Date: March 2, 2001 Release No. C-1662

Contact: Greg Guest 404-652-4739

Georgia-Pacific Completes sale of
Commercial Tissue Assets to SVENSKA CELLULOSA

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today completed the previously announced sale to Svenska Cellulosa Aktiebolaget SCA (publ) of commercial tissue manufacturing operations that were part of a joint venture with Chesapeake Corp. known as Georgia-Pacific Tissue LLC.

          Proceeds from the transaction will be used by Georgia-Pacific to repay debt. The sales price of approximately $852 million will result in after-tax proceeds to Georgia-Pacific of $661 million, following required payments to Chesapeake of $237 million to satisfy its deferred tax obligations and payment of its equity interest in the joint venture.

          The sale satisfies an agreement between Georgia-Pacific and the U.S. Department of Justice that resolved the department's anti-trust concerns associated with the company's acquisition of Fort James Corp.

          The operations sold to SCA include approximately 368,000 tons of tissue manufacturing capacity and associated converting facilities, and sales and marketing functions.

          Georgia-Pacific retains all commercial tissue facilities acquired in the Fort James transaction. Georgia-Pacific now operates approximately 940,000 tons of commercial tissue manufacturing capacity and associated converting facilities. The company also will retain its proprietary commercial tissue dispensing systems and a commercial tissue facility in Mexico.

          The facilities sold are located at Alsip, Ill.; Bellemont and Flagstaff, Ariz., Brattleboro, Vt.; Greenwich, N.Y.; Gary, Ind.; LaGrange, Ga.; and Menasha and Neenah, Wis., and they employ approximately 2,200 people.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, pulp, paper and building products and related chemicals. With annual sales of approximately $27 billion, the company employs more than 85,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft 'n Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America.

-0-